Exhibit (a)(1)(B)

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR

NEW STOCK OPTIONS

DATED SEPTEMBER 2, 2010

ELECTION FORM

Please read this Election Form carefully. To properly elect to exchange your eligible stock options in the exchange offer pursuant to FormFactor’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated September 2, 2010 (the “Exchange Offer”), FormFactor must receive your Election Form before 9 p.m., U.S. Pacific Time, on September 30, 2010.

You are not required to submit an election. If FormFactor does not receive your election at or before 9 p.m., U.S. Pacific Time, on the expiration date, which is currently September 30, 2010, we will interpret this as your election not to participate in the Exchange Offer, and you will retain all of your outstanding eligible stock options with their current terms.

You must send a properly executed Election Form via email, facsimile, regular mail, overnight courier, or hand delivery using the following contact information:

Via Email Delivery:

Scan your executed Election Form and email it to option_exchange@formfactor.com.

Via Facsimile:

Fax your executed Election Form to  FormFactor, Inc., Attn: Hank Feir, SVP Human Resources  at (+1) (935) 290-4119.

Via Regular Mail, Overnight Courier or Hand Delivery:

Send your executed Election Form by mail or overnight courier, or hand deliver an executed Election Form, to FormFactor, Inc., 7005 Southfront Road, Livermore, California 94551, Attn: Hank Feir, SVP Human Resources.

Your acceptance of our Exchange Offer will be effective as of the date and time that FormFactor receives your signed Election Form by any of the methods described above.

You do not need to return your current stock option agreement(s) in order to effectively accept our Exchange Offer.

FormFactor intends to confirm receipt of your executed Election Form within three business days of our receipt.  If you do not receive confirmation of our receipt, it is your responsibility to ensure that FormFactor has properly received your completed Election Form.

If you think the information regarding your eligible options set forth below is incorrect, or if you have any questions about the offer, please send an email to option_exchange@formfactor.com.

*        *        *

From:     [Name]

To:          FormFactor, Inc.

I have received and/or have been given access to FormFactor, Inc.’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated September 2, 2010 (the “Offer to Exchange”), this Election Form, the new form of Stock Option Agreement (the “Agreement”) and the FormFactor, Inc. 2002 Equity Incentive Plan (the “2002 Plan”).

I understand that by electing to participate in the exchange offer (the “Exchange Offer”) pursuant to the Offer to Exchange, for each eligible option grant that I elect to exchange, I must exchange all of the eligible stock options subject to that grant for a new grant of new stock options covering the number of shares of Company common stock set forth below.  I further understand that the new stock options will be granted under the 2002 Plan and that they represent the right to receive a certain number of shares of common stock of FormFactor, Inc. (the “Company”) upon their purchase at a specified exercise price upon the vesting of the new stock options.

I am hereby electing to exchange the following eligible stock options in the Exchange Offer:

Grant ID Number	Grant Date	Exercise Price (USD)	Number of Shares Underlying Eligible Stock Options	Number of Shares Underlying New Stock Options

The Company will not issue any fractional new stock options.  Accordingly, any exchange that would result in a fractional right will be rounded up to the next whole number of new stock options.

The Company has informed me that, not withstanding the vesting status of my eligible stock options,  new stock options received in the Exchange Offer will be completely unvested at the time they are issued and that this is the case even if my eligible stock options were fully vested on the date of the exchange.  The Company has further informed me that my new stock options will vest over a three-year period, with one-third vesting one year after the grant date of my new stock options and the remaining two-thirds vesting monthly over a two-year period, commencing on the one year anniversary of their grant date.

Only a whole number of new stock options will vest in any period, and any fractional new stock options that would otherwise vest will be carried over to the next vesting period.  I understand that I must continue to provide service to the Company or one of its subsidiaries through the required vesting periods to become entitled to purchase the underlying shares of common stock vesting at the end of each vesting period.  The Company has notified me that if I choose not to participate in the Exchange Offer, I will keep all of my eligible stock options, I will receive no new stock options, and my outstanding eligible stock options will retain their current vesting provisions, exercise price and other terms and conditions.

I have reviewed the list of my eligible stock options set forth above and I confirm that it is an accurate and complete list of my eligible stock options and that I do hold all of the stock options listed above.

If, before the expiration of the Exchange Offer, I wish to exercise any of the eligible options I am electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election with respect to the grant I wish to exercise in accordance with procedures set forth in Part III, Section 4 of the Offer to Exchange.

I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 6 of the Offer to Exchange, the Company may terminate or amend the offer and postpone its acceptance and cancellation of any eligible stock options I elect for exchange.

I acknowledge that the new stock options will be subject to the terms and conditions set forth in the 2002 Plan and the Agreement, which will constitute an agreement between the Company and me. I have reviewed the form of Agreement provided to me. I understand and acknowledge that the final Agreement (with all the blanks filled in)

will be available as soon as practicable after the new stock options are issued in my E*Trade stock plan account at www.etrade.com/stockplans.

I hereby represent and warrant that I have full power and authority to elect to exchange the eligible stock options exchanged hereby and that, when and to the extent such stock options are accepted for exchange by the Company, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such stock options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the stock options I am electing to exchange.

By signing this Election Form, I acknowledge that my election to exchange my eligible stock options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the Exchange Offer.  The Company’s acceptance of the stock options offered to be exchanged pursuant to the Exchange Offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the Offer to Exchange and this Election Form.

I acknowledge that I expect no financial compensation from the exchange and cancellation of my stock options. I also acknowledge that, in order to participate in the Exchange Offer, I must be an eligible employee of the Company or one of its subsidiaries from the date when I elect to exchange my eligible stock options through the date when the new stock options are issued.  I further acknowledge that, if I do not remain an eligible employee of the Company or one of its subsidiaries, I will not receive any new stock options or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the Exchange Offer.

I hereby give up all ownership interest in the eligible stock options that I elect to exchange, and I have been informed that they will become null and void on the date the Company accepts such stock options for exchange.  I agree that I will have no further right or entitlement to purchase shares of the Company’s common stock under the eligible stock options accepted by the Company for exchange or have any other rights or entitlements under such options.  I acknowledge that this election is entirely voluntary.  I also acknowledge that this election will be irrevocable on the date the Company accepts my eligible stock options for exchange.

I acknowledge that the laws of my country of residence at the time of grant, vesting, or exercise of the new stock options or the sale of shares thereunder, or at any other time (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of the new stock options or may subject me to additional procedural or regulatory requirements (which may be outlined in but are not limited to those described in the Guide to International Issues in Appendix B to the Offer to Exchange) that I solely am responsible for and may have to independently fulfill.

I also acknowledge that I shall be responsible for any tax liability that may arise as a result of participating in the Exchange Offer or in relation to the new stock options, and I hereby authorize the Company or its subsidiaries to deduct any withholding amounts from any payment or transfer of any kind that may be due to me or from any cash or shares that may be distributable to me upon exercise of the new stock options.  I also acknowledge that the Company is not liable for any foreign exchange fluctuations between my local currency and the United States Dollar that may affect the value of the new stock options, the underlying shares, or any benefit I may receive thereunder.

I acknowledge that nothing contained in the Exchange Offer or the Agreement is intended to constitute or create a contract of employment nor a right to remain associated with or in the employ of the Company or a subsidiary for any particular period of time.  Furthermore, I acknowledge that the Exchange Offer and the new stock options are not part of my employment contract, if any, and do not guarantee any right to receive any future grants under the 2002 Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of my employment.

I acknowledge that in order to perform its obligations under the Exchange Offer or the Agreement or for the implementation and administration of the new stock options, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about me.  By signing below, I hereby explicitly consent to the collection, transfer (including to third parties in my home country or the United States or other countries, such as but not limited to human resources personnel, the Company’s legal and/or tax advisors, and brokerage administrators, or to government agencies), use, processing, holding, electronically or otherwise, of my personal or sensitive data in connection with the Exchange Offer and the new stock options.

I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Exchange Offer.

By signing below (i) I hereby elect to participate in the Exchange Offer pursuant to the terms of the Offer to Exchange, subject to all of the terms and conditions set forth therein (including any terms and conditions set forth in Appendix B to the Offer to Exchange that may apply due to my country of residence at the time of grant, vesting, or exercise of the new stock options or the sale of shares thereunder, or at any other time), to exchange my outstanding eligible stock options as indicated above for the new stock options covering the number of shares of Company common stock indicated above, (ii) to the extent that I have not previously accepted any or all of the eligible stock options previously granted to me, I hereby agree to the terms and conditions set forth in the applicable stock option agreements previously provided, (iii) I hereby irrevocably waive the right to exercise my outstanding eligible stock options selected for exchange as indicated above and, therefore, to claim the delivery of the shares underlying these options, and (iv) I hereby irrevocably waive the right to claim any loss of opportunity as a result of the waiver of the right to exercise my outstanding eligible stock options selected for exchange as indicated above.

Participant Signature	Date and Time

Participant Name Printed	FormFactor, Inc. Office Location

Daytime Telephone Number	Email Address

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF
FORMFACTOR’S  OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR
NEW STOCK OPTIONS

1. Delivery of Election Form.  FormFactor, Inc. (the “Company”) must receive your signed and dated Election Form before the Exchange Offer expires at 9 p.m. U.S. Pacific Time on September 30, 2010.  Any Election Form received after that time will not be accepted.  If the Exchange Offer is extended by the Company beyond that time, you may submit your election at any time until the extended expiration of the Exchange Offer.

The method of delivery of any document is at your election and risk. If you choose to submit a signed Election Form, your election will be effective upon receipt.  If hand delivery is not feasible, we recommend that you send it via facsimile, and then follow up with an email to www.option_exchange@formfactor.com to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

The Company will not accept any alternative, conditional, or contingent offers to exchange eligible stock options. All eligible employees electing to exchange eligible stock options, by execution of this Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Company’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated September 2, 2010 (the “Offer to Exchange”).

2. Withdrawal of Election.  Elections to exchange made pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer. If the Exchange Offer is extended by the Company beyond that time, you may withdraw your election at any time until the extended expiration of the Exchange Offer. To withdraw your tendered eligible stock options, you must deliver a Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal elections may not be rescinded and any eligible options withdrawn from the Exchange Offer will thereafter be deemed not properly tendered for purposes of the Exchange Offer. To re-elect to exchange eligible stock options that you have withdrawn, you must again follow the procedures described in these Instructions to deliver a new signed Election Form prior to the time the Exchange Offer expires.

3. Signatures on this Election Form.  If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the eligible stock options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.

4. Requests for Assistance or Additional Copies.  If you have any questions or need assistance, please send an email to option_exchange@formfactor.com.  Copies of the option exchange program documents are available at https://formfactor.equitybenefits.com and are posted on the Company’s Human Resources page of inform, the Company’s intranet site.

5. Irregularities.  All questions as to the number of shares subject to stock options to be accepted for exchange and the number of new stock options to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form, and acceptance of any stock options elected to be exchanged will be determined by the Company in its sole discretion, which determinations shall be final and binding on all interested persons.  The Company reserves the right to reject any or all elections to exchange eligible stock options that the Company determines not to be in appropriate form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Exchange Offer and any defect or irregularity in any election to exchange eligible stock options, and the Company’s interpretation of the terms of the Exchange Offer (including these instructions) will be final and binding on all parties.  No election to exchange eligible stock options will be deemed to be properly made until all defects and irregularities have been cured or waived.  Unless waived, any defects or irregularities in connection with an election to exchange eligible stock options must be cured within such time as the Company shall determine.  Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange eligible stock options, and no person will incur any liability for failure to give any such notice.

6. Additional Documents to Read.  You should be sure to read the Offer to Exchange, this Election Form, the 2002 Plan, and the forms of Stock Option Agreement before deciding to participate in the offer.

7. Important Tax Information.  You should consult your own tax advisor and refer to Part III, Section 13 of the Offer to Exchange, which contains important U.S. federal income tax information.  If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to Part III, Section 14 and Appendix B to the Offer to Exchange for a discussion of the tax consequences which may apply to you.

8. Data Privacy.  By accepting the Exchange Offer, you hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Exchange Offer.

You have been advised that the Company, and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering, and managing the Company stock and other employee benefit plans and this Exchange Offer (all collectively, “Data”).  You have been advised that Data may be transferred to any third parties assisting in the implementation, administration, and management of the Exchange Offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country.  You have been advised that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Company’s stock and other employee benefit plans and the Exchange Offer.  You have been advised that Data will be held only as long as is necessary to implement, administer, and manage your participation in the stock and other employee benefit plans and the Exchange Offer.  You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You have been advised that refusing or withdrawing your consent may affect your ability to participate in the Exchange Offer.

9. Acknowledgement and Waiver.  By accepting the Exchange Offer, you acknowledge that: (i) the Exchange Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended, or terminated by the Company at any time as provided in the Offer to Exchange; (ii) the grant of new stock options is voluntary and does not create any contractual or other right to receive future grants of stock options or benefits in lieu of stock options, even if stock options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any the Company stock plan, if any, will be at the sole discretion of the Company; (iv) your acceptance of the Exchange Offer will not create a right to employment or be interpreted to form an employment agreement with the Company, its subsidiaries, or its affiliates and will not interfere with the ability of the Company to terminate your employment relationship at any time with or without cause; (v) your acceptance of the Exchange Offer is voluntary; (vi) the future value of the Company’s shares is uncertain and cannot be predicted with certainty; (vii) the Exchange Offer, the exchanged stock options or the new stock options are outside the scope of your employment contract, if any, and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments; (viii) if you accept the Exchange Offer and receive new stock options and obtain shares of Company common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised the risks associated with your participation in the Exchange Offer as described in “Certain Risks of Participating in the Offer” contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of new stock options you receive as a result of participating in the Exchange Offer and you irrevocably release the Company and its subsidiaries and affiliates from any such claim that may arise.

10. Tax Liability.  Regardless of any action that the Company, its subsidiaries, or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related withholding obligations (“tax obligations”), you acknowledge that the ultimate liability for all tax obligations legally due by you is and remains your sole responsibility and that the Company, its subsidiaries, and its affiliates (i) make no representations or undertakings regarding the treatment of any tax obligations in connection with any aspect of the cancellation of eligible stock options or the grant of new stock options, the vesting of new stock options and delivery of shares of Company common stock pursuant to the new stock options, the subsequent sale of shares of Company common stock acquired pursuant to the new stock options and the receipt of any dividends; and (ii) do not commit to structure the terms of the Exchange Offer, including cancellation of the eligible options and/or the grant of new stock options, to reduce or eliminate your liability for tax obligations.

11.  Electronic Delivery of Documents.  Any document relating to participation in the Exchange Offer or any notice required or permitted by the Offer to Exchange, this Election Form or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by the Company.  The Offer to Exchange, this Election Form, a Notice of Withdrawal, the 2002 Plan, and any other communications to eligible option holders in connection with the Exchange Offer (collectively, the  “documents”) may be delivered to you electronically.  In addition, you may deliver electronically to the Company this Election Form or a Notice of Withdrawal.  Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to a Company intranet site or the Internet site of a third party involved in administering the Exchange Offer, the delivery of the document via email, or such other means of electronic delivery specified by the Company.  By executing this Election Form, you acknowledge that you have read this Instruction and consent to the electronic delivery of the documents.  You acknowledge that you may obtain a paper copy of any documents delivered electronically at no cost to you by contacting the Company in writing using the contact information on the first page of this Election Form.  You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, you have been advised that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  You may revoke your consent to the electronic delivery of documents described in this Instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised email address by telephone, postal service or electronic mail.  Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.

12. Governing Law and Documents.  The Election Form is governed by, and subject to, United States federal and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange.  For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of California and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, where this offer is made and/or to be performed.

13. Translations.  If you have received this or any other document related to the offer translated into a language other than English and if the translated version is different than the English version, the English version will control.